UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 10
Amendment No. 2
General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934
Pegasus Medical Holdings, Inc.
(Exact name of registrant as specified in its charter)
Delaware	83-3214499
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
c/o Richard C. Wheeless III 6647 Saint Andrews Cross, Unit D Liberty Township, OH	45044
(Address of Principal Executive Offices)	(Zip Code)
(614) 395-7778
Registrant’s telephone number, including area code
Copies to:
Theodore Ghorra, Esq.
Rimon P.C.
245 Park Avenue, 39th Floor
New York, NY 10136
Tel. 212-515-9979
Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:
Title of each class to be so registered	Name of Exchange on which each class is to be registered
Common Stock, $0.00001	N/A
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PEGASUS MEDICAL HOLDINGS INC
EXPLANATORY NOTE
On May 12, 2021, we filed this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.00001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are filing this Amendment Number 2 to the Registration Statement in response to certain comments raised by the staff of the Securities and Exchange Commission on July 8, 2021.
Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.
Unless otherwise noted, references in this registration statement to “Pegasus Medical Holdings, Inc.,” the “Company,” “we,” “our” or “us” means Pegasus Medical Holdings, Inc.

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FORWARD-LOOKING STATEMENTS
There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

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Item 1. Description of Business
Business Development
Pegasus Medical Holdings, Inc. (“we”, “us”, “our”, the “Company” or the “Registrant”) was incorporated in the State of Delaware on December 20, 2018. The Company has been in the developmental stage since inception and has conducted virtually no business operations, other than organizational activities and preparation of this registration statement on Form 10 (the “Registration Statement”). The Company has no full-time employees and owns no real estate or personal property. The Company was formed as a vehicle to pursue a business combination and, while it had previously entered into non-binding letters of intent (“LOI”) for this purpose with certain third parties, each such LOI terminated or expired under its own terms with no consummation of such business combination having been completed to date, and no existing LOI is currently in effect. The primary business purpose of the Company is to seek the acquisition of, or merger with, an existing company.
Business of Issuer
The Company, based on proposed business activities, is a “blank check” company. The U.S. Securities and Exchange Commission (the “SEC”) defines those companies as “any development stage company that is issuing a penny stock, within the meaning of Section 3(a)(51) of the Exchange Act of 1934, as amended, (the “Exchange Act”) and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies.” Under SEC Rule 12b-2 under the Securities Act of 1933, as amended (the “Securities Act”), the Company also qualifies as a “shell company,” because it has no or nominal assets (other than cash) and no or nominal operations. Many states have enacted statutes, rules and regulations limiting the sale of securities of “blank check” companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in our securities, either debt or equity, until we have successfully concluded a business combination. The Company intends to comply with the periodic reporting requirements of the Exchange Act for so long as we are subject to those requirements.
The Company was organized to provide a method for a foreign or domestic private company to become a reporting (“public”) company whose securities are qualified for trading in the United States secondary market such as the New York Stock Exchange (NYSE), NASDAQ, NYSE Amex Equities, and the OTC Bulletin Board, and, as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The Company’s principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business or be acquired should such a reasonable opportunity arise.
We intend to either retain an equity interest (common or preferred stock) in any private company we engage in a business combination or we may receive cash and/or a combination of cash and equity from any private company we complete a business combination with. Our desire is that the value of such consideration paid to us would be beneficial economically to our shareholders though there is no assurance of that happening.
Perceived Benefits
There are certain perceived benefits to being a reporting company with a class of publicly-traded securities, once listed. These are commonly thought to include the following:
•	the ability to use registered securities to make acquisitions of assets or businesses;
•	increased visibility in the financial community;
•	increased transparency for the investor/shareholder community;
•	the facilitation of borrowing from financial institutions;
•	improved trading efficiency;
•	shareholder liquidity;

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•	greater ease in subsequently raising capital;
•	compensation of key employees through stock options for which there may be a market valuation;
•	enhanced corporate image; and
•	a presence in the United States capital market.
Potential Target Companies
A business entity, if any, which may be interested in a business combination with the Company may include the following:
•	a company for which a primary purpose of becoming public is the use of its securities for the acquisition of assets or businesses;
•	a company which is unable to find an underwriter of its securities or is unable to find an underwriter of securities on terms acceptable to it;
•	a company which wishes to become public with less dilution of its common stock than would occur upon an underwriting;
•	a company which believes that it will be able to obtain investment capital on more favorable terms or more easily after it has become public;
•	a foreign company which may wish an initial entry into the United States securities market;
•	a special situation company, such as a company seeking a public market to satisfy redemption requirements under a qualified Employee Stock Option Plan; and
•	a company seeking one or more of the other perceived benefits of becoming a public company.
The analysis of new business opportunities will be undertaken by or under the supervision of the officers and directors of the Company. The Company has unrestricted flexibility in seeking, analyzing and participating in potential business opportunities. In its efforts to analyze potential acquisition targets or merger partners, the Company will consider the following kinds of factors:
•	Potential for growth, indicated by new technology, anticipated market expansion or new products;
•	Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;
•	Strength and diversity of management, either in place or scheduled for recruitment;
•
Capital requirements and anticipated availability of required funds, to be provided by the Company or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

•	The cost of participation by the Company as compared to the perceived tangible and intangible values and potentials;
•	The extent to which the business opportunity can be advanced;
•	The accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items; and
•	Other relevant factors.
In applying the foregoing criteria, no one of which will be controlling, management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data.
Potentially available business opportunities may occur in many different industries, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to the Company’s limited capital available for investigation, the Company may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

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Any private company could seek to become public by filing their own registration statement with the Securities and Exchange Commission and avoid compensating us in any manner and, therefore, there may be no perceived benefit to any private company seeking a business combination with us. We are obligated under SEC Rules to file a Form 8-K with the SEC within four (4) days of completing a business combination, which would include information required by Form 10 on the private company. It is possible that, prior to the Company successfully consummating a business combination with an unaffiliated entity, that entity may desire to employ or retain members of our management for the purposes of providing services to the surviving entity. However, the offer of any post-transaction employment to a member of management will not be a consideration in our decision whether to undertake any proposed transaction.
No assurances can be given that the Company will be able to enter into or complete a business combination, as to the terms of a business combination, or as to the nature of the target company.
Form of Acquisition
The manner in which the Company participates in an opportunity will depend upon the nature of the opportunity, the respective needs and desires of the Company and the target candidate or, if any, the promoters of the opportunity, as well as the relative negotiating strength of the Company and such other involved parties.
It is likely that the Company will acquire its participation in a business opportunity through the issuance of common stock or other securities of the Company. Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called “tax free” reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), depends upon whether the owners of the acquired business own 80% or more of the voting stock of the surviving entity. If a transaction were structured to take advantage of these provisions rather than other “tax free” provisions provided under the Code, all prior stockholders would in such circumstances retain 20% or less of the total issued and outstanding shares. Under other circumstances, depending upon the relative negotiating strength of the parties, prior stockholders may retain substantially less than 20% of the total issued and outstanding shares of the surviving entity. This could result in substantial additional dilution to the equity of those who were stockholders of the Company prior to such reorganization.
The present stockholders of the Company will likely not have control of a majority of the voting shares of the Company following a reorganization transaction. As part of such a transaction, all or a majority of the Company’s directors may resign and new directors may initially be appointed without a vote by stockholders.
In the case of an acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by stockholders. In the case of a statutory merger or consolidation directly involving the Company, it may, however, be necessary to call a stockholders’ meeting and obtain the approval of the holders of a majority of the outstanding shares. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and may also give rise to certain appraisal rights to dissenting stockholders, if any. Most likely, management will seek to structure any such transaction so as not to require stockholder approval.
We may seek to locate a target company through solicitation. Such solicitation may include, but is not limited to, media advertisements, mailings and other distributions to law firms, accounting firms, investment bankers, financial advisors and similar persons, the use of one or more web sites and/or similar methods. We may also utilize consultants in the business and financial communities for referrals of potential target companies.
It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity, the costs theretofore incurred in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss to the Company of the related costs incurred.
All such costs for the next twelve (12) months and beyond such time will be paid with money in our treasury, if any, or possibly with additional money contributed by Mr. Richard C. Wheeless III, our sole director, officer and stockholder, or another source.

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We presently have no employees. Our officer and sole director is engaged in outside business activities and anticipates he will devote to our business limited time until the acquisition of a successful business opportunity has been identified. We expect no significant changes in the number of our employees or management other than such changes, if any, incident to a business combination.
We are voluntarily filing this Registration Statement with the U.S. Securities and Exchange Commission and we’re under no obligation to do so under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Reports to Security Holders
(1)	The Company is not required to deliver an annual report to security holders and at this time does not anticipate the distribution of such a report.
(2)	The Company will file reports with the SEC. The Company will be a reporting company and will comply with the requirements of the Exchange Act.
(3)
The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at the EDGAR Company Search page of the Securities and Exchange Commission’s Web site, the address for which is “www.sec.gov.”

PEGASUS MEDICAL HOLDINGS INC
Item 1A.	Risk Factors.
An investment in the Company is highly speculative in nature and involves a high degree of risk.
An investment in our Common Stock involves a number of significant risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. You should carefully consider the risks and uncertainties in addition to other information in this registration statement in evaluating our Company and our business before purchasing our securities. Our financial condition could be seriously harmed, and the trading price, if any, of our Common Stock could decline and investors could lose all or part of their investment, as a result of the occurrence of any of the risks set forth herein, as well as currently unknown risks related to any operating company we may merge with. You should invest in our Common Stock only if you can afford to lose your entire investment.
Our business is difficult to evaluate because we have no operating history.
As the Company has no operating history or revenue and only minimal assets, there is a risk that we will be unable to continue as a going concern and consummate a business combination. The Company has had no recent operating history nor any revenues or earnings from operations since inception. We have no significant assets or financial resources. We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of a business combination. This may result in our incurring a net operating loss that will increase continuously until we can consummate a business combination with a profitable business opportunity. We cannot assure you that we can identify a suitable business opportunity and consummate a business combination.
There is competition for those private companies suitable for a merger transaction of the type contemplated by our management.
The Company is in a highly competitive market for a small number of business opportunities which could reduce the likelihood of consummating a successful business combination. We are and will continue to be an insignificant participant in the business of seeking mergers, joint ventures and acquisitions of small private and public entities. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of our identifying and consummating a successful business combination.
Future success is highly dependent on the ability of our management or advisors to locate and attract a suitable acquisition.
The nature of our operations is highly speculative and there is a consequent risk of loss of your investment. The success of our plan of operation will depend to a great extent on the operations, financial condition and management of the identified business opportunity. While management intends to seek business combination(s) with entities having established operating histories, we cannot assure you that we will be successful in locating candidates meeting that criterion. In the event we complete a business combination, the success of our operations may be dependent upon management of the successor firm or venture partner firm and numerous other factors beyond our control.
Control by management
As of the date of this registration statement, the management of the Company owned approximately 99% of the Company’s outstanding shares. Future investors will own a minority percentage of the Company’s Common Stock. Future investors will not have the ability to control a vote of the Company’s Shareholders or Board of Directors, if management controls or maintains rights to the majority of the issued and outstanding shares, and depending on the exchange value of the shares offered in a merger transaction, which cannot be known until a transaction were to consummate or immediately prior to consummation.

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Our stockholders may engage in a transaction to attempt to cause the company to repurchase their shares of Common Stock
In order to provide an interest in the Company to a third party, our stockholders may attempt to cause the Company to sell Company securities to third parties, with the proceeds of such sale being utilized by the Company to repurchase shares of Common Stock held by the stockholders. As a result of such transaction, our management, principal stockholders and Board of Directors may change.
The Company has no existing agreement for a business combination or other transaction.
We currently have no arrangement, agreement or understanding with respect to engaging in a merger with, joint venture with or acquisition of a private or public entity. No assurances can be given that we will successfully identify and evaluate suitable business opportunities or that we will conclude a business combination. Management has not identified any particular industry or specific business within an industry for evaluation. We cannot guarantee that we will be able to negotiate a business combination on favorable terms, and there is consequently a risk that funds allocated to the purchase of our shares will not be invested in a company with active business operations.
Our management intends to devote only a limited amount of time to seeking a target company which may adversely impact our ability to identify a suitable acquisition candidate.
While seeking a business combination, management anticipates devoting no more than a few hours per week to the Company’s affairs in total. Our officer has not entered into a written employment agreement with us and is not expected to do so in the foreseeable future. This limited commitment may adversely impact our ability to identify and consummate a successful business combination.
The time and cost of preparing a private company to become a public reporting company may preclude us from entering into a merger or acquisition with the most attractive private companies.
Target companies that fail to comply with SEC reporting requirements may delay or preclude acquisition. Sections 13 and 15(d) of the Exchange Act require reporting companies to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering one, two, or three years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare these statements may significantly delay or essentially preclude consummation of an acquisition. Otherwise suitable acquisition prospects that do not have or are unable to obtain the required audited statements may be inappropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.
The Company may be subject to further government regulation which would adversely affect our operations.
Although we will be subject to the reporting requirements under the Exchange Act, management believes we will not be subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), since we will not be engaged in the business of investing or trading in securities. If we engage in business combinations which result in our holding passive investment interests in a number of entities, we could be subject to regulation under the Investment Company Act. If so, we would be required to register as an investment company and could be expected to incur significant registration and compliance costs. We have obtained no formal determination from the SEC as to our status under the Investment Company Act and, consequently, violation of the Investment Company Act could subject us to material adverse consequences.
Any potential acquisition or merger with a foreign company may subject us to additional risks and/or reporting obligations.
If we enter into a business combination with a foreign concern, we will be subject to risks inherent in business operations outside of the United States, as well as being subject to additional regulatory notice and/or filing requirements and other costs. These risks include, for example, currency fluctuations, regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, risks related to shipment of raw materials and

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finished goods across national borders and cultural and language differences. Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross national product, rate of inflation, market development, rate of savings, and capital investment, resource self-sufficiency and balance of payments positions, and in other respects.
Our stockholders may have a minority interest in the Company following a business combination.
If we enter into a business combination with a company with a value in excess of the value of our Company, and issue shares of our Common Stock to the stockholders of such company as consideration for merging with us, our stockholders will likely own less than 50% of the Company after the business combination. The stockholders of the acquired company would therefore be able to control the election of our board of directors (the “Board of Directors”) and control our Company.
There is currently no trading market for our common stock.
All of the presently issued and outstanding shares of Common Stock are “restricted securities” as defined under Rule 144 promulgated under the Securities Act of 933, as amended, and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. The SEC adopted amendments to Rule 144 which became effective on February 15, 2008. Those final rules may be found at: www.sec.gov/rules/final/2007/33-8869.pdf. Pursuant to the amended Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405, ceases to be “shell company” and files Form 10 information with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities and Exchange Act of 1934 (the “Exchange Act”). Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or an Issuer that has at any time previously a reporting or non-reporting shell company as defined in Rule 405, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
At the present time, the Company is classified as a “shell company” as defined in Rule 12b-2 of the Securities and Exchange Act of 1934. As such, all restricted securities presently held by the founders (and initial shareholders) of the Company may not be resold in reliance on Rule 144 until: (1) the Company files Form 10 information with the SEC when it ceases to be a “shell company”; (2) the Company has timely filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time the Company files the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
There can be no assurance that the Company will ever meet these conditions and any purchases of our shares are subject to these restrictions on resale. A purchase of our shares may never be available for resale as we cannot be assured we will ever lose our shell company status.
We may need to finance our future cash needs through equity offerings, debt financings or corporate collaboration and licensing arrangements. Any additional funds may not be available, or on terms favorable to us or our stockholders and may require us to relinquish valuable rights.
To complete an acquisition, merger or such other strategic transaction and execute our business plan, we may likely need to raise additional funds. There can be no assurance that we will have sufficient funds to execute our business plan or complete a strategic transaction, or that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.
If we seek to sell additional equity or debt securities to raise additional capital, we may not obtain favorable terms for us and/or our stockholders or be able to raise any capital at all, all of which could result in a material

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adverse effect on our business plan and results of operations. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Raising additional funds through collaboration or licensing arrangements with third parties may require us to relinquish valuable rights to future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us or our stockholders.
We have never paid dividends on our common stock.
We have never paid dividends on our Common Stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy.
The Company may be subject to certain tax consequences in our business, which may increase our cost of doing business.
We may not be able to structure our acquisition to result in tax-free treatment for the companies or their stockholders, which could deter third parties from entering into certain business combinations with us or result in being taxed on consideration received in a transaction. Currently, a transaction may be structured so as to result in tax-free treatment to both companies, as prescribed by various federal and state tax provisions. We intend to structure any business combination so as to minimize the federal and state tax consequences to both us and the target entity; however, we cannot guarantee that the business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes that may have an adverse effect on both parties to the transaction.
Our business will have no revenues unless and until we merge with or acquire an operating business, or develop an operating business of our own.
We are currently a development stage company and have had no revenues from operations. We may not realize any revenues unless and until we successfully merge with or acquire an operating business, or otherwise develop a successful business of our own.
The Company intends to issue more shares in a merger or acquisition, which will result in substantial dilution to existing shareholders.
Our Certificate of Incorporation currently authorizes the issuance of a maximum of 12,000,000 shares of Common Stock. Any merger or acquisition effected by us may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders. Moreover, the Common Stock issued in any such merger or acquisition transaction may be valued at a lower valuation than some of our existing stockholders, resulting in an additional reduction in the percentage of Common Stock held by our then existing stockholders. To the extent that additional shares of Common Stock or preferred stock are issued in connection with a business combination or otherwise, dilution to the interests of our stockholders will occur and the rights of the holders of Common Stock might be materially and adversely affected.
The Company has no currently identified business acquisition or combination opportunities, which may affect our ability to or timeline by which we will identify a business to merge with or acquire.
The Company currently has no active prospective business opportunities. Therefore, we have no assurances that market demand exists for a merger or acquisition as contemplated by us. Our management has not identified any specific business combination or other transactions for formal evaluation by us at this time, such that it may be expected that any such target business or transaction will present such a level of risk that conventional private or public offerings of securities or conventional bank financing will not be available. There is no assurance that we will be able to acquire a business opportunity on terms favorable to us. Decisions as to which business opportunity to participate in will be unilaterally made by our management, which may act without the consent, vote or approval of our stockholders.

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Because we may seek to complete a business combination through a “reverse merger,” following such a transaction we may not be able to attract the attention of major brokerage firms.
Additional risks may exist since we will assist a privately held business to become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of our Company since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.
We cannot assure you that following a business combination with an operating business, our common stock will be listed on the Nasdaq Stock Market or any other securities exchange.
Following a business combination, we may seek the listing of our Common Stock on NASDAQ, NYSE Amex Equities, the OTC Markets or such other similar exchange. However, we cannot assure you that following such a transaction, we will be able to meet the initial listing standards of those or any other stock exchange, or that we will be able to maintain a listing of our Common Stock on either of those or any other stock exchange. After completing a business combination, until our Common Stock is listed on the NASDAQ or another stock exchange, we expect that our Common Stock would be eligible to trade and/or be quoted on the OTC Bulletin Board, another over-the-counter quotation system, or on the “pink sheets,” where our stockholders may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our Common Stock. In addition, we would be subject to an SEC rule that, if it failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital following a business combination.
We will be deemed a blank check company under Rule 419 of the Securities Act of 1933. In any subsequent offerings while we are deemed a blank check or shell company, we will have to comply with Rule 419.
If we publicly offer any securities as a condition to the closing of any acquisition or business combination while we are a blank check or shell company, we will have to fully comply with SEC Rule 419 and deposit all funds in escrow pending advice about the proposed transaction to our stockholders fully disclosing all information required by Regulation 14 of the SEC and seeking the vote and agreement of investment of those stockholders to whom such securities were offered; if no response is received from these stockholders within 45 days thereafter or if any stockholder elects not to invest following our advice about the proposed transaction, all funds that must be held in escrow by us under Rule 419, as applicable, will be promptly returned to any such stockholder. All securities issued in any such offering will likewise be deposited in escrow, pending satisfaction of the foregoing conditions. This is only a brief summary of Rule 419, and a complete copy of such rule can be found at the following site: https://www.law.cornell.edu/cfr/text/17/230.419.

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Item 2.	Financial Information.
Management’s Discussion and Analysis of Financial Condition and Results of Operation.
The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company, business seeking the perceived advantages of being a publicly held corporation or be acquired or merged with and into such operating entity. Our principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire or be acquired by any type of business.
The Company does not currently engage in any business activities that provide cash flow. The costs of investigating and analyzing business combinations for the next 12 months and beyond such time will be paid with money in our treasury, if any, or with additional money contributed by Richard C. Wheeless III, our sole director and officer, and a stockholder, or another source.
During the next 12 months, we anticipate incurring costs related to:
(i)	filing of Exchange Act reports, as well as costs associated with retaining an independent registered audit firm, and
(ii)	investigating, analyzing and consummating an acquisition, merger, sale and any expert or advisor costs related thereto.
We believe we will be able to meet these costs through use of funds in our treasury and additional amounts, as necessary, to be loaned to or invested in us by our stockholders, management or other investors.
The Company may consider, but is not limited to, a business which has recently commenced operations, is a developing company in need of additional funds for expansion into new products or markets, is seeking to develop a new product or service, or is an established business. In the alternative, a business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital, but which desires to establish a public trading market for its shares, while avoiding, among other things, the time delays, significant expense, and loss of voting control which may occur in a public offering.
There are currently, as of the date of this Registration Statement, no preliminary contacts or discussions with any representative of any other entity regarding a business combination with us. Any target business that is selected may be a financially unstable company or an entity in its early stages of development or growth, including entities without established records of sales or earnings. In that event, we will be subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, we may affect a business combination with an entity in an industry characterized by a high level of risk and, although our management will endeavor to evaluate the risks inherent in a particular target business, there can be no assurance that we will be able to properly ascertain or assess all significant risks.
Our management anticipates that it will likely be able to effect only one business combination, due primarily to our limited financing, and the dilution of interest for present and prospective stockholders, which is likely to occur as a result of our management’s plan to offer a controlling interest to a target business in order to achieve a tax-free reorganization. This lack of diversification should be considered a substantial risk in investing in us, because it may not permit us to offset potential losses from one venture against gains from another.
The Company anticipates that the selection of a business combination will be complex and extremely risky. Because of general economic conditions, rapid technological advances being made in some industries, the ongoing global COVID-19 pandemic and shortages of available capital, our management believes that there are numerous firms seeking even the limited additional capital that we will have and/or the perceived benefits of becoming a publicly traded corporation. Such perceived benefits of becoming a publicly traded corporation include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing incentive stock options or similar benefits to key employees, and offering greater flexibility in structuring

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acquisitions, joint ventures and the like through the issuance of stock. Potentially available business combinations may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.
Item 3.	Properties.
The Company currently neither rents nor owns any real property. The Company utilizes the office space and equipment of its management at no cost. Management estimates such amounts to be immaterial. The Company currently has no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.
Item 4.	Security Ownership of Certain Beneficial Owners and Management.
Security ownership of certain beneficial owners.
The following tables set forth the ownership of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending arrangements that may cause a change in control. However, it is anticipated that there will be one or more change of control, including adding members of management, possibly involving the private sale or redemption of our principal shareholder’s securities or our issuance of additional securities, at or prior to the closing of a business combination.
The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below, we believe that the beneficial owners of our Common Stock listed below have sole voting and investment power with respect to the shares shown.
Name and Address(1)	Amount and Nature of Beneficial Ownership	Percentage of Class(2)
Richard C. Wheeless III(3)	1,000,000	99%
All Officers and Directors as a group (1 person)	1,000,000	99%
(1)	The address for the person named in the table above is c/o the Company.
(2)	Based on 1,000,840 shares outstanding as of the date of this registration statement.
(3)	Richard C. Wheeless III is President, Chief Financial Officer, Secretary and Director of the Company.
This table is based upon information derived from our stock records. We believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned; except as set forth above, applicable percentages are based upon 1,000,840 shares of Common Stock outstanding as of the date of this registration statement on Form 10.

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Item 5.	Directors and Executive Officers.
(a)	Identification of Directors and Executive Officers.
Our officers and directors and additional information concerning them are as follows:
Name	Age	Position(s)
Richard C. Wheeless III	41	President, Chief Financial Officer, Secretary, and Director
Richard C. Wheeless III has been the President, Chief Financial Officer, Secretary and Director of the Company since its inception on December 20, 2018. Mr. Wheeless has served as the Chief Financial Officer since March 2020 and Chief Executive Officer since April 2020 of ParcelPal Technology, Inc., a United States and Canadian publicly reporting company listed on both the CSE and OTCQB stock exchanges, and currently still serves in this capacity. Prior to joining as an executive officer of ParcelPal Technology, Inc., he served as the CFO of Taal Distributed Information Technologies Inc. (CSE: TAAL; OTCQX: TAALF), a Canadian publicly reporting company, from April 2018 to October 2018. Prior to that, he was the Chief Financial Officer for the privately held security software company Rivetz Inc. from January 2013 to January 2018, which was in the business of developing hardware based cybersecurity systems. Previous to that, he was the CFO of LaunchKey Inc. from May 2013 to June 2015 and Pilus Energy LLC from February 2009 to March 2011, respectively, which were both acquired by publicly traded companies in May 2018 and January 2014, respectively. LaunchKey was in the development of moblie applications in the cybersecurity, access and analytics space, and Pilus Energy was in the business of developing clean water technology. Mr. Wheeless has over 15 years of financial leadership and corporate management experience working across various industry sectors, and in both public and private enterprise.
Mr. Wheeless has also held managerial posts at Johnson & Johnson as well as Cardinal Health. He originally started his career in the private equity division at Citigroup.
Mr. Wheeless holds a Master of Business Administration with honors from Otterbein University and a Bachelor of Science in Finance from Miami University.
Mr. Wheeless serves as the Company’s sole director, and shall continue to do so until his resignation, removal or succession, or until a new board of directors is elected and qualified by the stockholders of the Company holding a majority of the shares. Mr. Wheeless has served as both an executive officer and director of the Company since inception.
(b)	Significant Employees. None.
(c)	Family Relationships. None.
(d)	Involvement in Certain Legal Proceedings.
No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:
•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

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(e)
The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company’s sole qualified financial expert at this time is Mr. Wheeless. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert; however, concomitant with or shortly following consummation of an acquisition, merger or other similar transaction, the Company anticipates that it would likely retain an additional qualified financial expert.

(f)	Code of Ethics. We do not currently have a code of ethics policy in place.
Item 6.	Executive Compensation.
No officer or director has received any cash compensation from the Company since the inception of the Company; however, Rich Wheeless received 1 million founder shares at inception in connection with the formation of the Company (carrying a fair value of $250,000,000 for accounting valuation purposes under GAAP, set to the conversion price of the convertible debt subsequently issued, of which $249,975,000 was debited to share issue cost in our financial statements), and the extensive time and efforts spent and to be spent in searching, conducting due diligence, negotiating potential terms and similar activities and preliminarily negotiating with potential business suitors for merger with or acquisition by or of such third-party businesses. Until the Company acquires additional capital, it is not anticipated that any officer or director will receive compensation from the Company, other than reimbursement for out-of-pocket expenses incurred on behalf of the Company. Our officers and directors intend to devote limited time to our affairs.
The Company has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future.
There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be disclosed.
The Company does not have a standing compensation committee or a committee performing similar functions, since the Board of Directors has determined not to compensate the officers and directors until such time that the Company completes a reverse merger or business combination.
Item 7.	Certain Relationships and Related Transactions, and Director Independence.
On December 20, 2018 (inception), the Company issued 1,000,000 restricted shares of its Common Stock (founder stock) to Richard C. Wheeless III. Mr. Wheeless, the sole officer and director of the Company, is the majority shareholder of the Company. With respect to the issuance of shares of the Company’s Common Stock made to Mr. Wheeless, the Company relied upon Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
Richard C. Wheeless III is involved in other business activities and may, in the future, become involved in other business opportunities that become available. Mr. Wheeless may face a conflict in selecting between the Company and his other business interests. The Company has not formulated a policy for the resolution of such conflicts.
Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.
Corporate Governance and Director Independence.
The Company has not:
•
established its own definition for determining whether its directors and nominees for directors are “independent” nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current director would not be deemed to be “independent” under any applicable definition given that he is an officer of the Company; nor

•	established any committees of the board of directors.
Given the nature of the Company’s business, its limited stockholder base and the current composition of management, the board of directors does not believe that the Company requires any corporate governance

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committees at this time. The board of directors takes the position that either we will, and/or with management of a target business, will establish committees that will be suitable for its operations after the Company consummates a business combination.
As of the date hereof, our board of directors serves as the Company’s audit committee.
Item 8.	Legal Proceedings.
There are presently no material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.
Item 9.	Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters.
(a)	Market Information.
The Company’s Common Stock does not trade, nor is it admitted to quotation, on any stock exchange or other trading facility. Management has no present plan, proposal, arrangement or understanding with any person with regard to the development of a trading market in any of our securities. We cannot assure you that a trading market for our Common Stock will ever develop. The Company has not registered its class of Common Stock for resale under the blue sky laws of any state and current management does not anticipate doing so. The holders of shares of Common Stock, and persons who may desire to purchase shares of our Common Stock in any trading market that might develop in the future, should be aware that significant state blue sky law restrictions may exist which could limit the ability of stockholders to sell their shares and limit potential purchasers from acquiring our Common Stock.
The Company is not obligated by contract or otherwise to issue any securities and, there are no outstanding securities which are convertible into or exchangeable or exercisable for shares of our Common Stock. All outstanding shares of our Common Stock are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act of 1933, because they were issued in a private transaction not involving a public offering. Accordingly, none of the outstanding shares of our Common Stock may be resold, transferred, pledged as collateral or otherwise disposed of unless such transaction is registered under the Securities Act of 1933 or an exemption from registration is available. In connection with any transfer of shares of our Common Stock other than pursuant to an effective registration statement under the Securities Act of 1933, the Company may require the holder to provide to the Company an opinion of counsel to the effect that such transfer does not require registration of such transferred shares under the Securities Act of 1933.
Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, unless the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current comprehensive “Form 10” disclosure with the SEC reflecting its status as an entity that is not a shell company.
Neither the Company nor its officer and director has any present plan, proposal, arrangement, understanding or intention of selling any unissued or outstanding shares of Common Stock in the public market subsequent to a business combination. Nevertheless, in the event that a substantial number of shares of our Common Stock were to be sold in any public market that may develop for our securities subsequent to a business combination, such sales may adversely affect the price for the sale of the Common Stock in any such trading market. We cannot predict what effect, if any, market sales of currently restricted shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time, if any. In addition, in the event

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we were to be acquired by an operating company which were to then become the majority shareholders of the Company in a post-acquisition transaction, then such new management and/or board of directors will make any decisions as to any post-acquisition sales of securities into the public market, or privately sold, shares of securities, as current management will likely no longer be in a management or board position, and will no longer have control or discretion as to such matter in that situation.
(b)	Holders.
As of January 22, 2021, there were six (6) individual record holders of an aggregate of 1,000,840 shares of our Common Stock issued and outstanding.
(c)	Dividends.
The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business.
(d)	Securities Authorized for Issuance under Equity Compensation Plans.
None.
Item 10.	Recent Sales of Unregistered Securities.
Since inception, the Company has issued and sold the following securities without the benefit of registration under the Securities Act of 1933, as amended:
Issuances Pursuant to Section 4(a)(2) and Regulation D of the Securities Act of 1933, as amended:
At the inception of the Company in December 2018, the Company issued an aggregate of 1,000,000 restricted shares of its Common Stock to Richard C. Wheeless III as “founder” stock. Additional shares of our Common Stock were issued to the other persons listed below upon conversion of the convertible notes issued to such investors in exchange for their investment of capital into the Company.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class Outstanding
Richard C. Wheeless III	1,000,000	99.92%
Jeff Merling	400	0.03%
Rick Vonder Brink	200	0.02%
Karen Lee	100	0.01%
Adam Ronaldson	80	0.01%
Peter Vogel	60	0.01%
Total	1,000,840	100.00%
Additionally, we relied upon Section 4(a)(2) and Regulation D of the Securities Act of 1933, as amended for the above issuances of Common stock, which were issued upon conversion of previously issued convertible notes, and which have since fully converted prior to the filing of this Registration Statement and which are no longer outstanding. We believed that Section 4(a)(2) and Regulation D was available because:
•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed restrictive legends on all certificates issued;
•	No sales were made by general solicitation or advertising;
•	Sales were made only to accredited investors
The Company currently has no commitments to issue any shares of common stock; however, we may issue a substantial number of additional shares in connection with a business combination, or as part of a post-combination financing transaction. Since the Company will likely issue additional shares of Common Stock in connection with a business combination or subsequent financing transaction, existing stockholders of the

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Company may experience substantial dilution in their shares in either event. However, it is impossible to predict whether a business combination or financing transaction will ultimately result in dilution to existing shareholders. For example only, and not to the exclusion of other possible scenarios, if the target company or acquiror has a relatively weak balance sheet or in need of capital for operational expansion purposes, a business combination may result in significant dilution. If a target company or acquiror has a relatively strong balance sheet, there may be little or no dilution.
See description of our previously issued convertible notes in Item 11(b) below, which is incorporated by reference into this Item 10.
Item 11.	Description of Registrant’s Securities to be Registered.
Authorized Capital Stock
The authorized capital stock of the Company currently consists of 12,000,000 shares of Common Stock, par value $0.00001 per share, of which there are 1,000,840 issued and outstanding. The following summarized the important provisions of the Company’s capital stock.
Common Stock
Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights and are not subject to such state laws that would require or facilitate cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of Common Stock are fully paid and non-assessable.
No stockholder of the Company shall, solely by reason of being a stockholder, have any preemptive right to acquire additional, unissued or treasury shares of the Company, or securities convertible into or carrying a right to subscribe to or to acquire any shares of any class of the Company now or hereafter authorized.
Preferred Stock
The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. As of the date of filing of this registration statement, no shares of preferred stock have been authorized, issued or are outstanding.
In the event that the board of directors of the Company determines to authorize and issue one or more series of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the Common Stock. We have no present plans to issue any preferred stock.
Forum Selection - Certificate of Incorporation
Subject to applicable jurisdictional requirements, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, in each case subject to

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said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). Notwithstanding the foregoing, unless the Company consents in writing to the selection of an alternative forum, United States District Court for the District of Delaware or such federal court having jurisdiction over such matter shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint, action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.
While any person or entity purchasing or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to these provisions, the Company’s forum provision will not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and the Company’s stockholders may not waive the Company’s compliance with these laws, rules and regulations. We also note that there may be risks or material impacts on investors including, but not limited to, any increased cost, time and effort required on the part of investors to bring a claim, and that this forum selection provision can discourage claims or limit such investors’ ability to bring a claim in a judicial forum that they find favorable against us, our directors, officers and employees.
There is uncertainty as to whether a court will enforce the Company’s forum selection provision of its certificate of incorporation. In this latter regard, we note that Section 22 of the Securities Act of 1933, as amended (“Securities Act”), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If a court were to find our choice of forum provision contained in our certificate of incorporation, as amended, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
The description of certain matters relating to the securities of the Company and our certificate of incorporation is a summary and is qualified in its entirety by the provisions of the Company’s Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to this Form 10.
Dividends
Dividends, if any, will be contingent upon the Company’s revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company’s Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and, accordingly, the Board of Directors does not anticipate declaring any dividends prior to a business combination.
Trading of Securities in Secondary Market
The Company presently has 1,000,840 shares of Common Stock issued and outstanding, all of which are “restricted securities”, as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued in private transactions not involving a public offering.
Following a business combination, a target company will normally wish to list its common stock for trading in one or more United States stock exchange markets. We or the target company may elect to apply for such listing immediately following the business combination or at some later time.
In order to qualify for listing on the Nasdaq SmallCap Market, a company must have at least (i) net tangible assets of $4,000,000 or market capitalization of $50,000,000 or net income for two of the last three years of $750,000; (ii) public float of 1,000,000 shares with a market value of $5,000,000; (iii) a bid price of $4.00 per share; (iv) three market makers; (v) 300 shareholders and (vi) an operating history of one year or, if less than one year, $50,000,000 in market capitalization. For continued listing on the Nasdaq SmallCap Market, a company must have at least (i) net tangible assets of $2,000,000 or market capitalization of $35,000,000 or net

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income for two of the last three years of $500,000; (ii) a public float of 500,000 shares with a market value of $1,000,000; (iii) a bid price of $1.00; (iv) two market makers; and (v) 300 shareholders.
Alternatively, if a United States based target or acquiror company determines to apply, for example, for the OTC Markets, QB exchange, then the listing standards would be different than for Nasdaq and include, but are not limited to: (a) having audited annual financials by a Public Company Accounting Oversight Board (PCAOB) auditor, (b) meet minimum bid price test of $0.01 per share, (c) not be in bankruptcy, (d) have at least fifty Beneficial Shareholders (as defined in the Securities and Exchange Act of 1934, as amended (“Exchange Act”), Rule 13d-3, each owning at least 100 shares, (e) have a freely traded public float of at least 10% of the total issued and outstanding of that security (or for companies with a freely traded public float of at least 5% (and $2 million in market value of public float), (f) have a transfer agent that participates in the Transfer Agent Verified Share Program (US Companies only), and (g) meet at least one of the SEC Reporting Standards, such as being in compliance with their SEC reporting requirements under the Exchange Act.
There are many different listing standards for other listing and quotation exchanges both U.S. and non-U.S. for each of U.S. based and non-U.S. based companies, so the above listing descriptions are for example purposes only. Other U.S. exchange listing standards may be found online, including at the respective websites for the NYSE (https://www.nyse.com/publicdocs/nyse/listing/NYSE_Initial_Listing_Standards_Summary.pdf), NASDAQ (https://listingcenter.nasdaq.com/assets/initialguide.pdf) and the OTC Markets (https://www.otcmarkets.com/learn/faqs).
As noted above, if, after a business combination, we do not meet the qualifications for listing on the Nasdaq SmallCap Market, we may apply for quotation of our securities on OTC Bulletin Board. In certain cases, we may elect to have our securities initially quoted in the OTC Markets “pink sheets” published by the Pink Sheets, LLC.
Rules 504, 505 and 506 of Regulation D
Rule 504 of Regulation D regarding exemption for limited offerings and sales of securities not exceeding $1,000,000 is not available to blank check companies. However, Rules 505 and 506 of Regulation D are available.
We have considered the possible need and intend to issue shares and conduct an equity or debt financing prior to or concurrent with a business combination or other strategic transaction relying on the exemption provided under Regulation D of the Securities Act of 1933, as amended, as the need arises to complete a business combination, to retain a consultant, finder or other professional to locate and investigate a potential target company or for any other requirement we deem necessary and in the interest of our shareholders. We do not intend to conduct a registered offering of our securities at this time. We are not currently involved in an offering of any securities, as our primary activity is currently limited to organizational efforts, sourcing a target for acquisition or merger or other strategic transaction, and preparing a registration statement on Form 10 to file with the Securities and Exchange Commission.
Transfer Agent
It is anticipated that ClearTrust, LLC, located in Lutz, Florida will act as transfer agent for the Company’s Common Stock. However, the Company may appoint a different transfer agent or act as its own until a merger candidate can be identified. Once a transfer agent has been retained, we will notify our stockholders and will provide all relevant contact and stock related information, such as its CUSIP number.
Debt Securities.
Since inception, we issued a total of five (5) convertible notes pursuant to applicable exemptions from registration under Section 4(a)(2) and Regulation D of the Securities Act of 1933, as amended, each of such notes being substantially identical, other than the date issued and correlating maturity date, and each of which was convertible into shares of our Common Stock. The Company was permitted to, at its option, pay any unpaid accrued interest on each note in cash; however, each of the issued notes converted into Common Stock of the Company on the applicable maturity date (noted below) of such notes at the same conversion price of $250 per share, and no cash repayment has been made. The three convertible notes issued in February 2019 for total gross

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proceeds of $175,000 to the Company had a maturity date of May 1, 2019 and converted into a total of 700 shares of common stock. Two additional convertible notes for total gross proceeds to the Company of $35,000 were issued between November 2019 and February 2020, and had a maturity date of April 30, 2021, and were converted into a total of 140 shares of common stock.
The conversion price per share of each convertible note was determined on an estimated $40 million valuation of a Company target on or about the time of the conversions; provided, however, that the conversion price per share was subject to a downward adjustment (i.e., more shares would be issued) based upon the actual valuation of an the acquiring/acquired entity, merger partner or acquisition target, in each case prior to the effective maturity date, utilizing customary market standards, such as a multiple of annual revenue or earnings, value of assets or existing contracts or such other comparable industry standard. Since the maturity date has passed, this conversion adjustment feature expired. This notwithstanding, on a going forward basis, should the Company be purchased for cash with retention of a percentage of the successor entity’s stock, the Company currently intends that its outstanding shares of common stock shall be exchanged for shares of stock in the successor entity on a proportionate basis to such investors investment (e.g., should the Company retain 10% of the successor entity, then a proportionate basis of the 10% of such stock would be exchanged for Company stock of the successor entity at the valuation of such successor entity), and any surplus cash from the cash payment to purchase the Company (if any, following the payment of any existing Company financial debts and obligations) shall be issued as a dividend to the original Company investors in connection with the consummation of such transaction.
Other Securities to be Registered. None.
Item 12.	Indemnification of Directors and Officers.
The Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.
The Company’s certificate of incorporation provides that it shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.
The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
–	any breach of the director’s duty of loyalty to the corporation or its stockholders;
–	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
–	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

PEGASUS MEDICAL HOLDINGS INC
–	any transaction from which the director derived an improper personal benefit.
Item 13.	Financial Statements and Supplementary Data.
We set forth below a list of our audited financial statements included in this Registration Statement on Form 10*.
(i)	Balance Sheet as of December 31, 2019, and December 31, 2020.
(ii)	Statement of Operations for the period from inception on December 20, 2018 through December 31, 2019, and for the period from January 1, 2020 through December 31, 2020.
(iii)	Statement of Changes in Stockholders’ Equity (Deficit) for the period from inception on December 20, 2018 through December 31, 2019, and for the period from January 1, 2020 through December 31, 2020.
(iv)	Statement of Cash Flows for the period from inception on December 20, 2018 through December 31, 2019, and for the period from January 1, 2020 through December 31, 2020..
(v)	Notes to Financial Statements.
*The financial statements follow page F-1 to this Registration Statement on Form 10.
Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles, practices or financial statement disclosure.
Item 15.	Financial Statements and Exhibits.
(a)	Financial Statements.
The financial statements included in this Registration Statement on Form 10 are listed in Item 13 and commence following page F-1.
(b)	Exhibits.
Exhibit Number	Description
3.1	Certificate of Incorporation, as amended on June 11, 2021
3.2	By-Laws
23.1	Consent of the Independent Registered Public Accounting Firm

PEGASUS MEDICAL HOLDINGS INC
SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: July 13, 2021	Pegasus Medical Holdings, Inc.

	By:	/s/ Richard C. Wheeless III
Richard C. Wheeless III President and Director Principal Executive Officer Principal Financial Officer

PEGASUS MEDICAL HOLDINGS, INC.
(A Development Stage Company)
FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020
AND FOR THE PERIOD FROM January 1, 2020 TO December 31, 2020
Contents
Financial Statements	PAGE*
Report of Independent Registered Public Accounting Firm	F-1

Balance Sheet as of December 31, 2019, and December 31, 2020	F-2

Statement of Operations for the period from inception on December 20, 2018 through December 31, 2019, and for the period from January 1, 2020 through December 31, 2020.	F-3

Statement of Changes in Stockholders’ Equity (Deficit) for the period from inception on December 20, 2018 through December 31, 2019, and for the period from January 1, 2020 through December 31, 2020.	F-4

Statement of Cash Flows for the period from inception on December 20, 2018 through December 31, 2019, and for the period from January 1, 2020 through December 31, 2020.	F-5

Notes to Financial Statements for the period January 1, 2020 to December 31, 2020	F-6

Balance Sheet as of December 31, 2020, and March 31, 2021	F-11

Statement of Operations for the period from January 1, 2021 through March 31, 2021, and for the period from January 1, 2020 through March 31, 2020	F-12

Statement of Changes in Stockholders’ Equity (Deficit) for the period from January 1, 2021 through March 31, 2021, and for the period from January 1, 2020 through March 31, 2020	F-13

Statement of Cash Flows for the period from January 1, 2021 through March 31, 2021, and for the period from January 1, 2020 through March 31, 2020	F-14

Notes to Financial Statements for the period January 1, 2021 to March 31, 2021	F-15

PEGASUS MEDICAL HOLDINGS INC
Report of Independent Registered Public Accounting Firm
To the shareholders and the board of directors of Pegasus Medical Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Pegasus Medical Holdings, Inc. as of December 31, 2020 and 2019, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/S/ BF Borgers CPA PC
BF Borgers CPA PC
We have served as the Company's auditor since 2021
Lakewood, CO
May 6, 2021

PEGASUS MEDICAL HOLDINGS INC
(A Development Stage Company)

Balance Sheet
(Audited)

As at December 31, 2020
	2020	2019
Assets
Current
Cash	$43,514	$29,122
	43,514	29,122
Long Term
	$43,514	$29,122
Liabilities & Equity
Current
Accounts payable and accrued liabilities	$172	$3,231
Convertible promissory notes	35,000	15,000
	35,172	18,231

Equity
Shareholder's Equity	250,175,000	250,175,000
Retained Earnings (Deficit)	(250,166,658)	(250,164,109)
	8,342	10,891
	$43,514	$29,122

PEGASUS MEDICAL HOLDINGS INC
Statement of Income and Retained Earnings
(Audited)

For the Year Ended December 31, 2020
	2020	2019
Operating Expenses
Value assigned to Founder’s Stock	$—	$25,000
Interest and bank charges	1,490	660
Office expenses	—	1,638
Marketing and promotions	—	25,000
Legal fee	1,059	85,000
Travel expenses	—	51,811
	2,549	189,109
Income from Operations	(2,549)	(189,109)
Extraordinary Items:
Loss on Debt-Extinguishment	—	(249,975,000)
Net Income	(2,549)	(250,164,109)
Retained Earnings (Deficit), beginning of year	(250,164,109)	—
Retained Earnings (Deficit), end of year	$(250,166,658)	$(250,164,109)

PEGASUS MEDICAL HOLDINGS INC
Statement of Changes in Shareholder's Equity
	Share Capital			Total Shareholders' Equity (Deficiency) $
	Number of Outstanding Shares	Amount $	Deficit $
Balance, December 20, 2018	—	—	—	—
Shares issued for debt	700	175,000	—	175,000
Shares issued as Founder Stock	1,000,000	250,000,000	—	250,000,000
Net loss for the period	—	—	(250,164,109)	(250,164,109)
Balance, December 31, 2019	1,000,700	250,175,000	(250,164,109)	10,891
Net loss for the period	—	—	(2,549)	(2,549)
Balance, December 31, 2020	140	—	(250,166,658)	8,342

PEGASUS MEDICAL HOLDINGS INC
Statement of Cash Flows
(Audited)

December 31, 2020
	Note	January – December 2020	From incorporation on December 20, 2018 to December 31, 2019 $
Operating activities:
Net loss for the period		(2,549)	(250,164,109)
Changes in non-cash working capital:
Accounts payable and accrued liabilities		(3,059)	3,231
Promissory Notes Payable		20,000	15,000
Loss from Extinguishment of Debt		—	249,975,000
Shares issued for Founders Stock		—	—
Net cash used in operating activities		16,941	(145,878)
Financing activities:
Shares issued for cash	3	—	175,000
Net cash provided by financing activities		—	175,000

Increase in cash		14,392	29,122
Cash, beginning of the period		29,122	—
Cash, end of the period		43,514	29,122

PEGASUS MEDICAL HOLDINGS INC
1.	Nature of operations
Pegasus Medical Holdings Inc. (the “Company”) was incorporated in the state of Delaware on December 20, 2018. The Company is engaged in the identification, financing and completion of asset or business acquisitions.
The Company's registered office is at 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, Delaware.
The Company is currently privately held and plans to seek business opportunities, potentially inclusive of the pursuit of a public listing subject to shareholder approval and any regulatory consents.
The Company's ongoing operations are ultimately dependent upon the success of its business activities and its ability to attain profitable operations and generate funds therefrom and/or to raise equity capital or borrowings sufficient to meet current and future obligations. Management expects to finance operating costs over the next twelve months from public or private financing sources.
The Company has no source of operating revenue, has incurred net losses since incorporation and as at December 31, 2020 has a deficit of $191,658 (December 31, 2019 $250,164,109). Its continued existence will be dependent on the receipt of related party debt or equity financing on terms which are acceptable to the Company.
2.	Significant Accounting Policies
(a)	Statement of Compliance and Basis of Preparation
The accompanying financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The financial statements have been prepared on an accrual basis and are based on historical cost basis, modified where applicable. These financial statements are presented in U.S. dollars, which is the Company's functional and reporting currency.
(b)	Significant accounting estimates and judgements
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and reported expenses during the period. Actual results could differ from those estimated. Estimates and judgements are continuously evaluated and are based on management's experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which estimates are revised and in future periods affected.
The preparation of these financial statements requires management to make judgements regarding the going concern of the Company, as discussed in Note 1.
Significant estimates of the Company include the recognition of deferred tax assets and the value attributed to shares issued. The Company considers whether the realization of deferred tax assets is probable in determining whether or not to recognize these deferred tax assets. The Company is private with no quoted price for its stock and the fair value attributed is based on negotiations between parties.
(c)	Cash and cash equivalents
Cash and cash equivalents consist of cash in banks and on hand, and short term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash. For the period from January 1, 2020 to December 31, 2020, the Company does not have any cash equivalents.
(d)	Loss per share
The Company presents basic and diluted loss per share data for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number

PEGASUS MEDICAL HOLDINGS INC
2.
Significant Accounting Policies(continued)
of common shares outstanding during the period. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is non-dilutive.
(e)	Deferred listing costs
Professional, consulting and regulatory fees as well as other costs directly attributable to listing costs are reported as deferred listing costs until the transaction is completed, if the completion of the transaction is considered to be more likely than not. Costs relating to listing transactions that are not completed, or for which successful completion is considered unlikely, are charged to operations.
(f)	Income taxes
Income tax expense is comprised of current and deferred tax. Current tax and deferred tax are recognized in the statement of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity or in other comprehensive income.
Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the balance sheet date, and includes any adjustments to tax payable or receivable in respect of previous years.
Deferred income taxes are recorded using the liability method whereby deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation.
Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is not recognized for temporary differences which arise on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting, nor taxable profit or loss.
A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.
(g)	Financial Instruments
The Company classifies its financial instruments into one of the following categories: fair value through profit or loss (“FVTPL”) assets and liabilities, assets available-for-sale, loans and receivables, assets held-to-maturity and other financial liabilities. All financial instruments are measured at fair value on initial recognition. Measurement in subsequent periods depends on the classification of the financial instrument.
Financial assets and liabilities classified as FVTPL are subsequently measured at fair value with changes in fair value recognized in the statement of loss and comprehensive loss.
Financial assets designated as “available-for-sale” are subsequently measured at fair value with changes in fair value recognized in available-for-sale reserve, net of tax. Investments in equity instruments that do not have an active quoted market price and whose fair value cannot be reliably measured are measured at cost.
Financial assets designated as held-to-maturity, loans and receivables, and other financial liabilities are recorded at amortized cost using the effective interest rate method.
Transaction costs that are directly attributable to the acquisition or issue of financial assets or liabilities (other than those designated as FVTPL, which are expensed) are included in the initial carrying value of the financial instruments.

PEGASUS MEDICAL HOLDINGS INC
2.
Significant Accounting Policies(continued)
(h)	Impairment
Non-financial assets
The carrying amounts of the Company's non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset's recoverable amount is estimated.
For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit,” or “CGU”). The recoverable amount of an asset of CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.
The Company's corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.
An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists.
An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
Financial assets
Financial assets, other than those carried at fair value through profit or loss, are assessed for indicators of impairment at each period end. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.
Objective evidence of impairment could include the following:
•	Significant financial difficulty of the issuer or counterparty
•	Default or delinquency in interest or principal payments
•	It has become probably that the borrower will enter bankruptcy or financial reorganization
For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset's carrying amount and the present value of the estimated future cash flows, discounted at the financial asset's original effective interest rate.
The carrying amount of all financial assets, excluding accounts receivable, is directly reduced by the impairment loss. The carrying amount of accounts receivable is reduced through the use of an allowance account. When an account receivable is considered uncollectable, it is written off against the allowance account.
Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.
For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the

PEGASUS MEDICAL HOLDINGS INC
2.
Significant Accounting Policies(continued)
impairment losses were recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.
3.	Share Capital
Authorized:
The total number of shares of stock that the Company shall have authority to issue is 12,000,000, consisting of 12,000,000 shares of common stock, $0.00001 par value per share (the “Common Stock”).
Issued:
(i)	At inception in December 2018, the Company issued 1,000,000 shares of Common Stock to Mr. Wheeless as founder stock.
(ii)	On May 31, 2019, the Company issued 700 common shares by converting convertible promissory notes of $175,000. Each share was valued at $250.
(iii)	As on December 31, 2020, the Company had $35,000 in promissory notes outstanding (December 31, 2019 $15,000), which were subsequently converted into 140 shares of common stock.
4.	Related Party Transactions
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.
Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company's Board of Directors, and corporate officers.
Accounts payable at December 31, 2020, includes $172 owed to the related parties in connection with expenses incurred on behalf of the Company.
5.	Financial Instruments
(a)	Fair Values
Assets measured at fair value on a recurring basis were presented on the Company's statement of financial position as at December 31, 2020 as follows:
	Fair Value Measurements Using			Balance, December 31, 2018 $
	Quoted prices in active markets for identical instruments (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $
Cash	43,514	—	—	43,514
(b)	Credit Risk
The Company does not currently have any financial instruments that are potentially subject to credit risk.
(c)	Foreign Exchange Rate and Interest Rate Risk

PEGASUS MEDICAL HOLDINGS INC
5.
Financial Instruments(continued)
The Company is not exposed to any significant foreign exchange rate or interest rate risk.
(d)	Liquidity Risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company currently settles its financial obligations out of cash. The ability to do this relies on the Company raising equity financing in a timely manner and by maintaining sufficient cash in excess of anticipated needs.
(e)	Price Risk
The Company is exposed to price risk with respect to commodity prices. The Company's ability to raise capital to fund research and development activities is subject to risks associated with fluctuations in the market price of commodities.
6.	Management Of Capital
The Company's objectives when managing capital are to safeguard the Company's ability to continue as a going concern in order to fund its operations, so that it can provide returns for shareholders and benefits for other stakeholders. The Company does not have any externally imposed capital requirements to which it is subject.
The Company considers the aggregate of its shareholders' equity (deficiency) and debt as capital. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares or dispose of assets or adjust the amount of cash.
7.	Subsequent events
The then outstanding promissory notes in the principal amount of $35,000 converted to 140 shares common stock.

PEGASUS MEDICAL HOLDINGS INC
Balance Sheet
	March 31, 2021	December 31, 2020
Assets
Current
Cash	$37,154	$43,514
	37,154	43,514

	$37,154	$43,514
Liabilities & Equity
Current
Accounts payable and accrued liabilities	$13,172	$172
Convertible promissory notes	—	35,000
	13,172	35,172

Equity
Shareholder's Equity	250,210,000	250,175,000
Retained Earnings (Deficit)	(250,186,018)	(250,166,658)
	23,982	8,342
	$37,154	$43,514

PEGASUS MEDICAL HOLDINGS INC
Statement of Income and Retained Earnings

For the Three Months Ended March 31
	2021	2020
Operating Expenses
Interest and bank charges	$360	$385
Professional fee	19,000	—
	—	—
	19,360	385
Income from Operations	(19,360)	(385)
Retained Earnings (Deficit), January 1, 2021	(250,166,658)	(250,164,109)
Retained Earnings (Deficit), March 31, 2021	$(250,186,018)	$(250,164,494)

PEGASUS MEDICAL HOLDINGS INC
Statement of Changes in Shareholder’s Equity
	Share Capital
	Number of Outstanding Shares	Amount $	Deficit $	Total Shareholders’ Equity (Deficiency) $
Balance, December 31, 2019	1,000,700	250,175,000	(250,164,109)	10,891
Net loss for the period	—	—	(385)	(385)
Balance, March 31, 2020	—	250,175,000	(250,164,494)	10,506

Balance, December 31, 2020	1,000,700	250,175,000	(250,166,658)	8,342
Shares issued for debt	140	35,000	—	35,000
Net loss for the period	—	—	(19,360)	(19,360)
Balance, March 31, 2020	1,000,840	250,210,000	(250,186,018)	23,982

PEGASUS MEDICAL HOLDINGS INC
Statement of Cash Flows

For Three Months Ended March 31
	2021	2020
Operating activities:
Net loss for the period	(19,360)	(385)

Changes in non-cash working capital:
Accounts payable and accrued liabilities	13,000	(2,834)

Net cash used in operating activities	(6,360)	7,166
Financing activities:
Shares issued for cash	—	10,000
Net cash provided by financing activities	—	10,000

Increase in cash	(6,360)	6,781
Cash, beginning of the period	43,514	29,122
Cash, end of the period	37,154	35,903

PEGASUS MEDICAL HOLDINGS INC
1.	Nature of operations
Pegasus Medical Holdings Inc. (the “Company”) was incorporated in the state of Delaware on December 20, 2018. The Company is engaged in the identification, financing and completion of asset or business acquisitions.
The Company's registered office is at 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, Delaware.
The Company is currently privately held and plans to seek business opportunities, potentially inclusive of the pursuit of a public listing subject to shareholder approval and any regulatory consents.
The Company's ongoing operations are ultimately dependent upon the success of its business activities and its ability to attain profitable operations and generate funds therefrom and/or to raise equity capital or borrowings sufficient to meet current and future obligations. Management expects to finance operating costs over the next twelve months from public or private financing sources.
The Company has no source of operating revenue, has incurred net losses since incorporation and as at March 31, 2021 has a deficit of $250,186,018 (December 31, 2019 $250,164,109). Its continued existence will be dependent on the receipt of related party debt or equity financing on terms which are acceptable to the Company.
2.	Significant Accounting Policies
(a)	Statement of Compliance and Basis of Preparation
The financial statements have been prepared on an accrual basis and are based on historical cost basis, modified where applicable. These financial statements are presented in Canadian dollars, which is the Company's functional and reporting currency.
(b)	Significant accounting estimates and judgements
The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and reported expenses during the period. Actual results could differ from those estimated. Estimates and judgements are continuously evaluated and are based on management's experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which estimates are revised and in future periods affected.
The preparation of these financial statements requires management to make judgements regarding the going concern of the Company, as discussed in Note 1.
Significant estimates of the Company include the recognition of deferred tax assets and the value attributed to shares issued. The Company considers whether the realization of deferred tax assets is probable in determining whether or not to recognize these deferred tax assets. The Company is private with no quoted price for its stock and the fair value attributed is based on negotiations between parties.
(c)	Cash and cash equivalents
Cash and cash equivalents consist of cash in banks and on hand, and short term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash.
(d)	Loss per share
The Company presents basic and diluted loss per share data for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is non-dilutive.

PEGASUS MEDICAL HOLDINGS INC
2.
Significant Accounting Policies(continued)
(e)	Deferred listing costs
Professional, consulting and regulatory fees as well as other costs directly attributable to listing costs are reported as deferred listing costs until the transaction is completed, if the completion of the transaction is considered to be more likely than not. Costs relating to listing transactions that are not completed, or for which successful completion is considered unlikely, are charged to operations.
(f)	Income taxes
Income tax expense is comprised of current and deferred tax. Current tax and deferred tax are recognized in the statement of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity or in other comprehensive income.
Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the balance sheet date, and includes any adjustments to tax payable or receivable in respect of previous years.
Deferred income taxes are recorded using the liability method whereby deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation.
Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is not recognized for temporary differences which arise on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting, nor taxable profit or loss.
A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.
(g)	Financial Instruments
The Company classifies its financial instruments into one of the following categories: fair value through profit or loss (“FVTPL”) assets and liabilities, assets available-for-sale, loans and receivables, assets held-to-maturity and other financial liabilities. All financial instruments are measured at fair value on initial recognition. Measurement in subsequent periods depends on the classification of the financial instrument.
Financial assets and liabilities classified as FVTPL are subsequently measured at fair value with changes in fair value recognized in the statement of loss and comprehensive loss.
Financial assets designated as “available-for-sale” are subsequently measured at fair value with changes in fair value recognized in available-for-sale reserve, net of tax. Investments in equity instruments that do not have an active quoted market price and whose fair value cannot be reliably measured are measured at cost.
Financial assets designated as held-to-maturity, loans and receivables, and other financial liabilities are recorded at amortized cost using the effective interest rate method.
Transaction costs that are directly attributable to the acquisition or issue of financial assets or liabilities (other than those designated as FVTPL, which are expensed) are included in the initial carrying value of the financial instruments.

PEGASUS MEDICAL HOLDINGS INC
2.
Significant Accounting Policies(continued)
(h)	Impairment
Non-financial assets
The carrying amounts of the Company's non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset's recoverable amount is estimated.
For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit,” or “CGU”). The recoverable amount of an asset of CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.
The Company's corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.
An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists.
An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
Financial assets
Financial assets, other than those carried at fair value through profit or loss, are assessed for indicators of impairment at each period end. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.
Objective evidence of impairment could include the following:
•	Significant financial difficulty of the issuer or counterparty
•	Default or delinquency in interest or principal payments
•	It has become probably that the borrower will enter bankruptcy or financial reorganization
For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset's carrying amount and the present value of the estimated future cash flows, discounted at the financial asset's original effective interest rate.
The carrying amount of all financial assets, excluding accounts receivable, is directly reduced by the impairment loss. The carrying amount of accounts receivable is reduced through the use of an allowance account. When an account receivable is considered uncollectable, it is written off against the allowance account.
Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.
For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the

PEGASUS MEDICAL HOLDINGS INC
2.
Significant Accounting Policies(continued)
impairment losses were recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.
3.	Share Capital
Authorized:
The total number of shares of stock that the Company shall have authority to issue is 12,000,000, consisting of 12,000,000 shares of common stock, 0.00001 par value per share (the “Common Stock”).
Issued:
i)
At inception in December 2018, the Company issued 1,000,000 common stock shares as founder’s shares to Rich Wheeless. The fair value of shares was $250,000,000 (for accounting valuation purposes under GAAP, at the conversion price of the convertible debt previously issued), and the difference $249,975,000 debited to share issue cost.

ii)	On May 31, 2019, the Company issued 700 common shares by converting convertible promissory notes of $175,000. Each share was valued at $250.
iii)	During the three months ended March 31, 2021, the Company issued 140 common shares by converting convertible promissory notes of $35,000. Each share was valued at $250
4.	Related Party Transactions
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.
Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company's Board of Directors, and corporate officers.
Accounts payable at March 31, 2021, includes $172 (March 31, 2020, $1,456) owed to the related parties in connection with expenses incurred on behalf of the Company.
5.	Financial Instruments
(a)	Fair Values
Assets measured at fair value on a recurring basis were presented on the Company's statement of financial position as at March 31, 2020 as follows:
	Fair Value Measurements Using
	Quoted prices in active markets for identical instruments (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance, March 31, 2021
Cash	$37,154	$—	$—	$37,154
(b)	Credit Risk
The Company does not currently have any financial instruments that are potentially subject to credit risk.
(c)	Foreign Exchange Rate and Interest Rate Risk
The Company is not exposed to any significant foreign exchange rate or interest rate risk.

PEGASUS MEDICAL HOLDINGS INC
5.
Financial Instruments(continued)
(d)	Liquidity Risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company currently settles its financial obligations out of cash. The ability to do this relies on the Company raising equity financing in a timely manner and by maintaining sufficient cash in excess of anticipated needs.
(e)	Price Risk
The Company is exposed to price risk with respect to commodity prices. The Company's ability to raise capital to fund research and development activities is subject to risks associated with fluctuations in the market price of commodities.
6.	Management of Capital
The Company's objectives when managing capital are to safeguard the Company's ability to continue as a going concern in order to fund its operations, so that it can provide returns for shareholders and benefits for other stakeholders. The Company does not have any externally imposed capital requirements to which it is subject.
The Company considers the aggregate of its shareholders' equity (deficiency) and debt as capital. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares or dispose of assets or adjust the amount of cash.